Exhibit 10.16


Commercial Sublease                                                  Page 1 of 6

                               COMMERCIAL SUBLEASE

         Sublease made 08/30, 2001, between Video Internet Broadcasting Corporation, a Washington Corporation, herein referred to as Sublessee, and Public Utility District No. 2 of Grant County, Washington, herein referred to as Lessee, and Moore Furniture Incorporated, herein referred to as Lessor.

                                    RECITALS

         Lessee has leased the premises from Lessor under a separate lease agreement between Lessor and Lessee, herein referred to as the Basic Lease, attached hereto as Exhibit "A".

          Sublessee desires to sublease a portion of the Premises from Lessee.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. Description of Premises. Sublessee leases from Lessee a portion of the Premises leased to Lessee by Lessor. The portion subleased is described in Exhibit 13 attached hereto.

2. Term. The term of this Commercial Sublease shall be co-extensive with that of the Basic Lease and subject to all termination and cancellation provisions provided therein as well as those contained in this Commercial Sublease.

3. Basic Lease. Sublessee shall be bound by and fully perform and comply with each and every covenant and condition contained in the Basic Lease (except the provision to pay rent to the Lessor) and this Commercial Sublease is hereby expressly made subject to all of' the terms, conditions and Iimitations contained in the Basic Lease.

         Rent. Sublessee shall make monthly rental payments to Lessee in amount which is equal to seventy-two and six tenths percent (72.6%) of the amount of the rent which Lessee is required to pay Lessor for such month pursuant to the terms of the Basic Lease. Rent shall be paid on the first day of each calendar month and rent for any partial month shall be prorated.

5. Utilities. Sublessee shall pay Lessee on a monthly basis, seventy-two and six tenths percent (72.6%) of the monthly charges for utilities supplied to the Premises including, without limitation, water, electricity, sewer, waste disposal and security during the term of the Commercial Sublease. Payment shall be made to Lessee within 10 days after Sublessee is notified of the billing amount.

6. Indemnity. Sublessee agrees to defend, indemnify and hold Lessee and Lessor and their respective employees, officers and agents harmless from any and all claims arising from Sublessee's use of the Premises, from the conduct of Sublessee's business, or from any activity, work or things done or permitted to be done by Sublessee on the Premises or elsewhere. Sublessee further agrees to indemnify and hold Lessee and Lessor and their respective employees, officers and agents harmless from any and all claims arising from,

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Commercial Sublease                                                  Page 2 of 6

         in connection with, or related to any default by Sublessee in the performance of its obligations under this Commercial Sublease, or any act, omission or neglect of Sublessee, its agents or invitees. Sublessee further agrees to indemnify and hold Lessee and Lessor and their respective employees, officers and agents from all costs (including but not limited to attorneys fees) incurred by them in connection with the defense against any claims made against any of them as to which Sublessee is required to provide indemnification pursuant to this provision. Sublessee shall give prompt notice to Lessee and Lessor of any casualty or accident in the Premises. Upon notice by Lessee or Lessor. Sublessee at Sublessee's expense, shall defend Lessee and Lessor and their respective employees, officers and agents, in any action or proceeding brought against any of them by reason of any such claim.

7. Restrictions on Use. Sublessees use of the Premises shall be subject to all restrictions and limitations contained in the Basic Lease.

8. Default. The occurrence of any one or more of the following events shall constitute a default and breach of this Commercial Sublease by Sublessee.

         a) The vacating or abandonment of the Premises by Sublessee prior to the termination of the Commercial Sublease.

         b) The failure by Sublessee to make when due any payment of rent or any other payment required to be made by Sublessee under this Sublease, where such failure shall continue for a period of three (3) days after written notice of default from Lessee to Sublessee. In the event that Lessee serves Sublessee with a notice to pay rent or vacate pursuant to applicable unlawful detainer status, such notice to pay rent or vacate shall also constitute the notice required by this provision.

         b) The failure by Sublessee to observe or perform any of the covenants, conditions or provisions of this Commercial Sublease to be observed or performed by Sublessee. other than those described above, for a period of thirty (30) days after written notice of such default from Lessee to Sublessee; provided, however, that if the nature of Sublessee default is such that more than thirty (30) days are reasonably required for its cure, then Sublessee shall not be deemed to be in default if Sublessee commences a cure within that thirty (30) day period and thereafter diligently prosecutes the cure to completion.

         c) Sublessee becomes a debtor as defined in the Bankruptcy Code, 11 USC Section 101, or any successor statute, or if trustee or a received is appointed to take possession of substantially all of the Sublessee's assets located at the Premises or a Sublessee's interest in this Commercial Lease.

         d) Any other occurrence, which constitutes a material default under other provisions of this Commercial Lease.


Commercial Sublease                                                  Page 3 of 6


9. Remedies. In the event of a material default or breach by Sublessee, Lessee may at any time thereafter, with or without notice or demand and without limiting Lessee. in the exercise of any right or remedy which Lessee may have by reason of such default or breach:

         a) Terminate Sublessee's right to possession of its subleased portion of the Premises by any lawful means, in which case this Commercial Sublease shall terminate and Sublessee shall immediately surrender possession of the Premises to Lessee. In this event, Lessee shall be entitled to recover from Sublessee all damages incurred by Lessee by reason of Sublessee default including, but not limited to: the cost of recovering possession of the Premises; expenses of relating (including necessary renovation and alteration of the Premises); reasonable attorney's fees and costs and any real estate commission actually paid; the amount of any unpaid rent or other charges owed by Sublease to Lessee which had been earned at the time of termination; the amount by which the unpaid rent or other charges for the balance of the term after the time of such award exceeds the amount of such rental or other loss for the same period that Sublessee proves could reasonably be avoided; and that portion of the leasing commission paid by Lessee according to this Commercial Sublease applicable to the unexpired term of this Commercial Lease.

         b) Pursue any other remedy now or afterwards available to Lessee under the laws or judicial decisions of the state where the Premises are located.

10. Late Charges. Sublessee acknowledges that late payment by Sublessee to Lessee of rent and other sums due under this Commercial Sublease will cause Lessee to incur costs not contemplated by this Commercial Sublease, the exact amount of which will be extremely difficult to ascertain. These costs include but are not limited to, processing and accounting charges and late charges, which may be imposed on Lessee. Accordingly, if any installment of rent or other sums due from Sublessee shall not be received by Lessee within ten (10) days after the amount shall be clue or if any rent check should be returned for non-sufficient funds, then without any requirement of notice to Sublessee, Sublessee shall pay to Lessee a late charge of $75.00 for each month of delinquency. If rent is unpaid at end of initial month of delinquency, an additional interest charge of l c/a monthly on the unpaid balance will be made. The parties agree that this late charge plus interest represents fair and reasonable estimate of the cost Lessee will incur by reason of late payment by Sublessee. Acceptance of the late charge by Sublessee shall in no event constitute a waiver of Sublessee's default with respect to the overdue amount, no prevent Lessee from exercising any of the other rights or remedies granted to Lessee under this Commercial Lease, or at law or equity.

 11. Corporate Authority. The individual executing this Commercial Sublease on behalf of Sublessee represents and warrants that he or she is duly authorized to execute and deliver this Commercial Sublease on behalf of said Corporation, in accordance with a duly adopted resolution of the board of directors of said corporation authorizing and consenting to this Commercial Lease; specifically authorizing the designated officers signing this Commercial Sublease to execute, acknowledge and deliver the same.

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Commercial Sublease                                                  Page 4 of 6

12. Exhibits and Addendums. Any exhibits and addendums attached to this Commercial Sublease are a part hereof and are fully incorporated in this Commercial Sublease by this reference.

13. Non-Waiver of Default. Neither Lessee's nor Sublessee's waiver of any term, covenant or condition of this Commercial Sublease shall be deemed to he a waiver of any other term, covenant or condition or any subsequent default under the same or any other term, covenant or condition.

14.      Time. Time is of the essence of this Commercial Sublease.

15. Successors and Assigns. The covenants and condition of this Commercial Sublease apply to and bind the heirs, successors, executors, administration and assigns of all parties of this Commercial Sublease.

16. Recordation. A short form memorandum may be recorded at the request of either party, and at the requesting party's expense.

17. Prior Agreements. This Commercial Sublease contains the full agreement of the parties with respect to any matter covered or mentioned in this Commercial Sublease. No prior agreements or understanding pertaining to any such matters shall be effective for any purpose. This Commercial Sublease may be amended or supplemented only by an agreement in writing sighed by the parties or their respective successors in interest.

18. Severability. Any provision of this Commercial Sublease which shall rove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision, and all other provisions shall remain in full force and effect.

19. Cumulative Remedies. No remedy or election under this Commercial Sublease shall be deemed to be exclusive but shall, whenever possible, be cumulative with all other remedies at law or in equity.

20. Choice of Law. The laws of the State of Washington shall govcrn this Commercial Sublease.

21. Attorney's Fees. In the event any action or proceeding is brought by either party against the other arising out of or in connection with this Commercial Sublease the prevailing party shall be entitled to recover its costs, including, but not limited to, reasonable attorneys and accountant's fee, incurred in such action or proceedings, including any appeal.

22. Notices. Al! notices or demands which are required or permitted to be given by either party to the other under this Commercial Sublease shall be in writing. Except as otherwise provided in any addendum, all notices and demands to the Sublessee shall be either personally delivered or sent by US Mail, registered or certified, postage prepaid,

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Commercial Sublease                                                  Page 5 of 6

         addressed to the Sublessee at the Premises, or at the address set forth below, or to such other place as Sublessee may from time to time designate in a notice to the Lessee. Except as provided in any addendum, all notices and demands to the Lessee shall be either personally delivered or sent by US Mail, registered or certified, postage prepaid, addressed to the Lessee at the address set forth below, or to such other person or place as the Landlord may from time to time designate in a notice to the Sublessee. Any notices sent by US Mail as provided above shall be deemed to have been received three (3) days after deposit into the mail.

         Sublessee Address:                    Lessee AddressGrant County PUD
                                               PO Box 878
                                               Ephrata, WA  98823


23. Legal Document. Sublessee understands that this is a legally binding contract. Sublessee has carefully read each of is provisions, and prior to execution of the Commercial Lease, represents and warrants that Sublessee has discussed the legal effect of the Commercial Sublease with Sublessee's legal counsel.

IN WITNESS WHEREOF, the parties have executed this instrument as of the day and year first above written:

Sublessee                                   Lessee

By: /s/ W. Kelly Ryan                       By:  /s/ H.E. Williams

Name: W. Kelly Ryan                         Name:H. E. Williams
Title: CEO                                  Title: Customer Service Director

Date: 8/30/01                               Date: 8/30/01

                                Consent of Lessor

         The undersigned, the authorized agent of the Lessor of the Premises of held by Lessee under the Basic Lease, does hereby consent for and on behalf of the Lessor to the above Commercial Sublease.

         Lessor: By: /s/ W Kelly Ryan
         Name: W Kelly Ryan
         Title: President
         Date:09/05/01


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Commercial Sublease                                                  Page 6 of 6

LESSOR
STATE OF WASHINGTON COUNTY OF GRANT
CORPORATE ACKNOWLEDGEMENT

On this day personally appeared before me to me Kelly Moore known to be the Individual who executed the within and foregoing instrument as duly appointed _______ and acknowledges that he/she signed the same as his/her free and voluntary act and deed and on oath stating that his/her powers authorizing the execution of this instrument have not been revoked.

GIVEN under my hand and official seal the 5th day of September, 2001.

STATE OF WASHINGTON COUNTY OF GRANT CORPORATE ACKNOWLEDGEMENT

On this day personally appeared before me to me H.E. Williams known to be the individual who executed the within and foregoing instrument as duly appointed Customer Service and acknowledges that he/she signed the same as his/her free and voluntary act and deed and on oath stating that his/her powers authorizing the execution of this instrument have not been revoked.

;v'e?,he execution of this instrument have not been revoked. GIVEN under my hand and official seal the 30th day of August, 2001.



SUBLESSEE
STATE OF WASHINGTON COUNTY OF GRANT

CORPORATE ACKNOWLEDGEMENT


On this day personally appeared before me to meW Kelly Ryan known to be the individual who executed the within and foregoing instrui seat as duly appointed__________ CEO , and acknowledges that he/she signed the same as his/her free and voluntary act and deed and on oath stating that his/her powers authorizing the execution of this instrument have not been revoked. GIVEN under my hand and official seal the 30th day of August, 2001.